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                                                                    EXHIBIT 4.6



December 23, 1993



To:
    -------------------------------

Re:      Security Associates International, Inc.  Stock Options


Dear          :
    ----------

Please allow this letter to serve as evidence of the stock options granted to you by Security Associates International, Inc. The following contains the terms and conditions under which the stock options are granted and under which they may be exercised.

         1. Option Grant. Security Associates International, Inc., a Delaware corporation (the "Corporation") grants to _____________, ("Optionee") the option to purchase a total of 7,723 shares of the authorized but unissued or reacquired Common Stock of the Corporation (the "Shares").

         2. Option Term. The option herein granted shall be for a term commencing on December 21, 1993 and terminating on December 31, 2003.

         3. Exercise Price. The option herein granted may be exercised at a price of $0.53 per share ("Exercise Price") .

         4. Method of Exercise. The Optionee may exercise this option by delivering to the Corporation a written notice stating the number of Shares that the Optionee has elected to purchase. The Exercise Price shall be paid within thirty (30) days of the date of exercise as determined between the Corporation and the optionee. No Share shall be issued or transferred until full payment therefor has been made and the Optionee shall have none of the rights of a shareholder with respect to a Share until such Share has been issued to the Optionee.

         5. Nontransferability. This option shall be exercised only by the Optionee, and shall not be assignable or transferable by the Optionee.

         6. Adjustment Provisions. If prior to the expiration of the option herein granted there shall be any change in the capital structure of the Corporation, the Shares covered by this option and the Exercise Price payable therefor shall in each instance be adjusted as follows:



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         6.1. In the event that, after the date of grant of this option and prior to the delivery by the Corporation of all the Shares in respect of which this option is granted, the Corporation shall have declared and distributed any stock dividend or shall have effected any readjustment or any other increase in such proportion or any reduction in the number of its Common Stock outstanding through stock splits or combination or exchanges of shares without receiving compensation therefor in money, services, or property, the remaining number of Shares still subject to the option hereby granted shall be increased or decreased to reflect proportionately such increase or decrease in the number of shares outstanding and the Exercise Price per Share shall be decreased or increased, as the case may be, in the same proportion.

         6.2. If the Corporation grants to the holders of its Common Stock rights to subscribe for additional shares or securities, such rights shall not apply to the Shares herein optioned except to the extent that the option has been exercised on or before the date fixed for determining the shareholders entitled to receive such rights.

         6.3. If there is any capital reorganization or reclassification of the Common Stock of the Corporation, or any consolidation or merger of the Corporation with any other corporation or corporations, or any sale or distribution of all or substantially all of the Corporation's property and assets, adequate provision shall be made by the Corporation so that there shall remain and be substituted under this option the shares, securities or assets which would have been issuable or payable in respect of or in exchange for the Shares then remaining under this option and not theretofore purchased and issued hereunder, as if the Optionee had been the owner of such Shares on the applicable record date. Any Common Stock so substituted under this option shall be subject to adjustment as provided in this Section 6 in the same manner and to the same effect as are the Shares covered by this option.

         7. Investment Representation. The exercise of this option shall be contingent upon receipt by the Corporation from the Optionee of a representation, in writing that it is the Optionee's intention to acquire the Shares then being purchased for investment and not for resale.

         8. Compliance with State Securities Law. Notwithstanding anything to the contrary herein contained, this option shall not be exercisable, in whole or in part, unless the Shares of the Corporation to which the option relates are at the time of such exercise exempt from registration under the applicable state securities law, are the subject matter




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of an exempt transaction thereunder, are registered by description thereunder, or at such time are the subject matter of a transaction which has been registered thereunder. The Corporation agrees that if registration of any such Shares under the applicable state securities law is required at the time of the exercise of this option, such registration shall be effected.

         9. Conflict of Laws. This Agreement shall be governed by the laws of the State of Illinois.

Please sign below where indicated and return a copy of this signed Letter Agreement to Security Associates, Inc. in the envelope provided. You should retain the original of this Letter Agreement as evidence of the stock options granted to you.

Very truly yours,

SECURITY ASSOCIATES INTERNATIONAL, INC.


/s/ James S. Brannen
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James S. Brannen
President

JSB/kr

Acknowledged and Agreed to this
____ day of ___________, 199__




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